Exhibit 99.1

Portland, Oregon

September 1, 2011

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2011

Cascade Corporation (NYSE: CASC) today reported its financial results for the second quarter ended July 31, 2011.

Second Quarter Overview

•

Net sales of $135.6 million for the second quarter of fiscal 2012 were 31% higher than net sales of $97.7 million for the second quarter of fiscal 2011, excluding the impact of changes in foreign currency exchange rates.

•	Our net income for the second quarter of fiscal 2012 was $13.9 million ($1.23 per diluted share) compared to $3.2 million ($.29 per diluted share) for the second quarter of fiscal 2011.

•

During January 2011, our operations in Australia were significantly damaged due to flooding. During the second quarter of fiscal 2012, we received insurance proceeds and incurred additional flood related costs, which had a net after-tax impact of increasing net income by $0.7 million ($.06 per diluted share).

Second Quarter Fiscal 2012 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended July 31	2011	2010	% Change
Net sales	$135,642	$97,741	39%
Gross profit	43,311	29,520	47%
Gross profit %	32%	30%
SG&A	22,334	19,107	17%
Operating income	20,977	10,413	101%
Interest expense, net	206	536	(62%)
Foreign currency loss, net	463	215	115%
Income before taxes	20,308	9,662	110%
Provision for income taxes	6,457	6,430	—
Effective tax rate	32%	67%
Net income	$13,851	$3,232	329%
Diluted earnings per share	$1.23	$0.29	324%

Cascade Corporation

September 1, 2011

•

Consolidated net sales during the second quarter of fiscal 2012 increased 31% over the second quarter of fiscal 2011, excluding the impact of foreign currency changes. The increase in net sales was due to higher sales volumes as a result of improved economic conditions and a strong global lift truck market. Details of the change in net sales compared to the prior year second quarter follow (in thousands):

	Amount	Change %
Net sales change	$30,073	31%
Foreign currency change	7,828	8%

Total	$37,901	39%

•

The consolidated gross profit percentage during the second quarter of fiscal 2012 increased to 32% from 30% in the prior period, primarily as a result of improved cost absorption due to increased sales volumes and net insurance proceeds related to the flood in Australia. Our consolidated gross profit percentage was 33% during the first quarter of fiscal 2012.

•

The effective tax rate for the second quarter of fiscal 2012 was 32% compared to 67% for the second quarter of fiscal 2011. The decrease in the effective tax rate is primarily a result of second quarter 2012 income in Europe, which was offset by historical losses, compared to second quarter 2011 losses in Europe for which a tax benefit could not be recorded. Additionally, the fiscal 2011 income tax rate included a $3.4 million charge as a result of recording valuation allowances against deferred tax assets in Italy and the United Kingdom.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six to twelve-month period, it does not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments Q2 Fiscal 2012 vs 2011	Orders Q2 Fiscal 2012 vs 2011
Americas	53%	26%
Europe	35%	31%
Asia Pacific	21%	24%
China	26%	27%
Global	32%	27%

•	We expect lift truck demand to remain at the existing level through the end of the fiscal year. However, we do expect fourth quarter business levels to be impacted by regular holiday shutdowns.

Cascade Corporation

September 1, 2011

Americas Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2011	2010	% Change
Net sales	$67,025	$48,177	39%
Transfers between areas	7,952	6,227	28%

Net sales and transfers	74,977	54,404	38%
Gross profit	21,783	16,119	35%
Gross profit %	29%	30%
SG&A	12,686	11,324	12%

Operating income	$9,097	$4,795	90%

•

Net sales increased 38%, excluding the impact of currency changes, primarily due to higher sales volumes as a result of a strong lift truck market in the Americas. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$18,302	38%
Foreign currency change	546	1%

Total	$18,848	39%

•	Transfers to other Cascade locations increased due to higher customer demand in China and fulfillment of orders in Europe.

•

Our gross profit percentage decreased as the benefit of additional fixed costs absorption due to higher sales volumes was offset by increases in material and other costs. We anticipate recovering these costs through increases in selling prices and cost reductions by the end of fiscal 2012. Our gross profit percentage was 31% during the first quarter of fiscal 2012.

•	Selling and administrative costs increased primarily due to marketing and warranty costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2011	2010	% Change
Net sales	$29,344	$21,887	34%
Transfers between areas	187	96	95%

Net sales and transfers	29,531	21,983	34%
Gross profit	6,671	2,953	126%
Gross profit %	23%	13%
SG&A	4,864	4,267	14%

Operating income (loss)	$1,807	$(1,314)	—

Cascade Corporation

September 1, 2011

•

Net sales increased 18%, excluding the impact of currency changes, due to higher sales volumes as a result of a stronger lift truck market and price increases. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$3,974	18%
Foreign currency change	3,483	16%

Total	$7,457	34%

•

The improvement in our gross profit percentage is the result of our restructuring efforts in recent years to reduce our overall cost structure, increased cost absorption as a result of higher sales volumes, a shift in sourcing more products from China and sales price increases for certain products. Our gross profit percentage was 21% during the first quarter of fiscal 2012.

•	Selling and administrative costs increased due to changes in foreign currency rates.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2011	2010	% Change
Net sales	$21,167	$14,243	49%
Transfers between areas	8	61	(87%)

Net sales and transfers	21,175	14,304	48%
Gross profit	7,272	3,746	94%
Gross profit %	34%	26%
SG&A	3,293	2,337	41%

Operating income	$3,979	$1,409	182%

•

Net sales increased 28%, excluding the impact of currency changes, due to higher sales volumes as a result of a strong lift truck market throughout the region. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$4,012	28%
Foreign currency change	2,912	21%

Total	$6,924	49%

•	Our gross profit percentage increased compared to the prior year primarily due to insurance proceeds related to the Australia flood and fluctuations in foreign currency rates.

•	Selling and administrative costs increased primarily due to flood related costs incurred and changes in foreign currency rates.

Cascade Corporation

September 1, 2011

•

During the second quarter of fiscal 2012, operating income increased $0.9 million from flood insurance proceeds we received less additional costs we incurred related to the Australia flood. We may receive up to an additional $6 million of flood insurance proceeds, of which $4 million would be used to purchase replacement fixed assets.

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2011	2010	% Change
Net sales	$18,106	$13,434	35%
Transfers between areas	8,771	6,598	33%

Net sales and transfers	26,877	20,032	34%
Gross profit	7,585	6,702	13%
Gross profit %	28%	33%
SG&A	1,491	1,179	26%

Operating income	$6,094	$5,523	10%

•

Net sales increased 28%, excluding currency changes, primarily due to higher sales volumes as a result of the growth of the Chinese economy and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$3,785	28%
Foreign currency change	887	7%

Total	$4,672	35%

•	Transfers to other Cascade locations increased due to higher customer demand in North America, Europe and Asia Pacific.

•	The gross profit percentage decreased due to changes in product mix and strategic pricing adjustments. Our gross profit percentage was 30% during the first quarter of fiscal 2012.

•	Selling and administrative costs increased 20%, excluding currency changes, primarily due to higher personnel and marketing costs.

Other Matters:

•	On August 29, 2011, our Board of Directors declared a quarterly dividend of $0.25 per share, payable on October 12, 2011 to shareholders of record as of September 27, 2011.

Cascade Corporation

September 1, 2011

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on September 1 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (800) 762-8779, International callers can access the call by dialing (480) 629-9818. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4464932, or internationally, by dialing (303) 590-3030 and entering passcode 4464932.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

September 1, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2011	2010	2011	2010
Net sales	$135,642	$97,741	$271,819	$192,133
Cost of goods sold	92,331	68,221	184,135	134,899

Gross profit	43,311	29,520	87,684	57,234
Selling and administrative expenses	22,334	19,107	42,200	37,331

Operating income	20,977	10,413	45,484	19,903
Interest expense, net	206	536	457	1,069
Foreign currency loss, net	463	215	659	520

Income before provision for income taxes	20,308	9,662	44,368	18,314
Provision for income taxes	6,457	6,430	14,093	9,416

Net income	$13,851	$3,232	$30,275	$8,898

Basic earnings per share	$1.26	$0.30	$2.76	$0.82

Diluted earnings per share	$1.23	$0.29	$2.68	$0.80

Basic weighted average shares outstanding	10,994	10,889	10,960	10,860
Diluted weighted average shares outstanding	11,302	11,089	11,288	11,059
Cash dividends per share	$0.20	$0.05	$0.40	$0.07

Cascade Corporation

September 1, 2011

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	July 31 2011	January 31 2011
ASSETS
Current assets:
Cash and cash equivalents	$32,143	$25,037
Accounts receivable, less allowance for doubtful accounts of $1,486 and $1,196	86,482	66,497
Inventories	82,100	67,041
Deferred income taxes	4,185	5,001
Assets available for sale	8,334	8,610
Prepaid expenses and other	18,368	11,170

Total current assets	231,612	183,356
Property, plant and equipment, net	69,567	66,978
Goodwill	92,778	88,708
Deferred income taxes	17,461	16,606
Other assets	3,655	3,531

Total assets	$415,073	$359,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$586	$548
Accounts payable	31,855	23,905
Accrued payroll and payroll taxes	9,314	9,299
Accrued incentive pay	1,897	2,868
Other accrued expenses	13,639	11,612

Total current liabilities	57,291	48,232
Long-term debt, net of current portion	48,224	41,789
Accrued environmental expenses	2,838	3,198
Deferred income taxes	4,665	4,452
Employee benefit obligations	8,101	7,864
Other liabilities	6,971	5,088

Total liabilities	128,090	110,623

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 11,078 and 10,972 shares issued and outstanding	5,539	5,486
Additional paid-in capital	12,055	9,254
Retained earnings	224,048	198,194
Accumulated other comprehensive income	45,341	35,622

Total shareholders’ equity	286,983	248,556

Total liabilities and shareholders’ equity	$415,073	$359,179

Cascade Corporation

September 1, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended July 31		Six Months Ended July 31
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$13,851	$3,232	$30,275	$8,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,493	2,476	4,886	5,057
Share-based compensation	746	945	1,345	1,639
Deferred income taxes	349	626	190	918
Loss (gain) on disposition of assets, net	(119)	15	(136)	6
Changes in operating assets and liabilities:
Accounts receivable	2,403	(4,125)	(17,239)	(13,600)
Inventories	(8,194)	(2,196)	(12,281)	(277)
Prepaid expenses and other	(2,872)	(1,663)	(4,571)	(3,731)
Accounts payable and accrued expenses	5,305	2,645	7,773	2,337
Income taxes payable and receivable	(3,135)	1,595	(2,373)	2,494
Other assets and liabilities	50	(411)	1,368	(370)

Net cash provided by operating activities	10,877	3,139	9,237	3,371

Cash flows from investing activities:
Capital expenditures	(3,406)	(1,150)	(5,708)	(1,905)
Proceeds from disposition of assets	1,001	97	1,052	117

Net cash used in investing activities	(2,405)	(1,053)	(4,656)	(1,788)

Cash flows from financing activities:
Cash dividends paid	(4,421)	(766)	(4,421)	(766)
Tax effect on share-based compensation	700	—	700	—
Payments on long-term debt	(27,040)	(22,876)	(40,277)	(32,999)
Proceeds from long-term debt	28,500	21,000	46,500	31,500
Notes payable to banks, net	(2,966)	(590)	—	(906)
Common stock issued under share-based compensation plans	210	—	809	14

Net cash provided by (used in) financing activities	(5,017)	(3,232)	3,311	(3,157)

Effect of exchange rate changes	1,827	2,188	(786)	3,736

Change in cash and cash equivalents	5,282	1,042	7,106	2,162
Cash and cash equivalents at beginning of period	26,861	21,321	25,037	20,201

Cash and cash equivalents at end of period	$32,143	$22,363	$32,143	$22,363